EXHIBIT 1

JOINT FILING AGREEMENT

      In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Shares of the Issuer. This Joint Filing Agreement shall be included as an exhibit to such joint filing. In evidence thereof, each of the undersigned being duly authorized, hereby execute this Agreement this 27th day of March, 2006. This Joint Filing Agreement may be executed in any number of counterparts all of which together shall constitute one and the same instrument.

JACUZZI BRANDS, INC. F/K/A U.S. INDUSTRIES, INC

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	Senior Vice President, General Counsel and Secretary

USI AMERICAN HOLDINGS, INC., successor in interest to USI GLOBAL CORP.

By:	/s/ Steven C. Barre

	Name:	Steven C. Barre
	Title:	Senior Vice President, General Counsel and Secretary